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                                                                    Exhibit 99.1

Press Release:

                                  PRESS RELEASE

                          KOHLBERG & COMPANY TO ACQUIRE
                              STANADYNE CORPORATION


Windsor, CT. June 23, 2004: Stanadyne Corporation announced today that the stockholders have entered into a definitive agreement to sell 100% of the stock of Stanadyne's parent company to an affiliate of Kohlberg & Company, L.L.C. Terms were not disclosed. The transaction is subject to customary closing conditions and closing is expected to occur during the third quarter of 2004.

American Industrial Partners, the principal selling stockholder of Stanadyne's parent company, is a private equity firm which partners with management to invest in middle market manufacturing and industrial service companies. American Industrial Partners has owned Stanadyne since December 1997.

William D. Gurley, President and Chief Executive Officer of Stanadyne, commented on the transaction, "Stanadyne has consistently displayed the ability to effectively manage our multifaceted international business and create value by focusing on its customers, employees, and operational excellence. The Stanadyne team is looking forward to working with Kohlberg in the anticipated expansion of its customer base, new product introductions, and underlying business growth."

Goldman, Sachs & Co. advised Stanadyne on this transaction.

Stanadyne Corporation is a leader in technology and services for engine components and fuel systems including diesel fuel injection and filtration systems, valve train components, and oil and fuel supply pumps used in agricultural, construction, automotive, marine, and industrial vehicle and equipment applications. The Company is headquartered in Windsor, Connecticut and has facilities in the United States, Brazil, France, Italy, and India.

Founded in 1987, Kohlberg & Company, L.L.C. is a private merchant banking firm with offices in Mt. Kisco, New York and Palo Alto, California. Through its affiliates, Kohlberg & Company, L.L.C. has completed more than 75 acquisitions and recapitalization transactions in a variety of industries.